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                                                                       EXHIBIT 8
                                November 30, 1995




Bank of New Hampshire Corporation
300 Franklin Street
Manchester, New Hampshire  03103

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Peoples Heritage Financial Group, Inc., a Maine corporation ("PHFG"), relating to the merger (the "Merger") of First Coastal Banks, Inc., a New Hampshire corporation and a wholly owned subsidiary of PHFG, with and into Bank of New Hampshire Corporation, a New Hampshire Corporation ("BNHC").

     We have participated in the preparation of the discussion set forth under the heading "The Merger -- Certain Federal Income Tax Consequences" in the joint proxy statement and prospectus that is part of the Registration Statement. In our opinion, such discussion, insofar as it relates to the federal income tax consequences of the Merger to shareholders of BNHC, is accurate in all material respects.

     We consent to the use of this opinion as Exhibit 8 to the Registration Statement and to the reference to our firm under the heading "The Merger -- Certain Federal Income Tax Consequences" in the joint proxy statement and prospectus that is part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                              Very truly yours,





                              WACHTELL, LIPTON, ROSEN & KATZ